Exhibit 10.45

November 16, 2015

Justin File

Dear Jay:

This amended offer letter is confirming that you will be eligible for the following severance protection:

Six months’ salary with paid benefits for the same period of time for termination without cause and twelve (12) months’ salary with paid benefits for the same period of time in connection with a change in control transaction. Such severance arrangement shall be embodied in a separate written agreement substantially similar to that entered into by other senior executives of Evofem. In addition, vesting of any options granted shall fully vest upon a change in control.

You will also be eligible for vacation accrual at a rate of twenty-five (25) days per year effective as of the date of this letter.

By signing below you agree to the terms of this amended offer.

Sincerely,	Agreed:

/s/ Saundra Pelletier	/s/ Jay File 11/17/15

Saundra Pelletier	Employee/Date

CEO

Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130

P 858-550-1900 | evofem.com